EXHIBIT 10.67

CONFIDENTIAL SETTLEMENT AGREEMENT,

MUTUAL RELEASE

AND COVENANT NOT TO SUE

This Confidential Settlement Agreement and Mutual Release (the “Agreement”), effective February 4, 2004, is made and entered into by and between Max Limited, LLC, a California limited liability company (“Max” or “Plaintiff”) and Critical Path, Inc., a California corporation (“Critical Path”); Prince Acquisition Corp., a California corporation (“Prince”); PeerLogic, Inc., a California corporation (“PeerLogic”) (Critical Path, Prince and PeerLogic are hereinafter collectively referred to as “Defendants”). Plaintiff and Defendants are sometimes jointly referred to as the “Parties.”

RECITALS

A. The Parties hereto have been involved in a present and actual dispute arising from and related to an Office Lease Agreement, dated July 14, 2000. In the Office Lease Agreement (hereinafter referred to as the “Lease”), PeerLogic agreed to rent from Max approximately 13,370 square feet of office space located at 292 Ivy Street, San Francisco, California, Suite F (the “Premises”). The Lease was to run for seven (7) years, commencing, on August 9, 2000, when Max delivered the Premises to PeerLogic.

B. The dispute between the Parties involved Max’s claims that Defendants negligently and fraudulently concealed certain information from Max relating to Defendants’ intent to occupy the Premises and Defendants’ financial condition and breached the Lease by failing to pay rent due to alleged zoning restrictions with respect to the Premises. In turn, Defendants alleged that Max was aware of zoning restrictions that would prohibit Defendants’ business use of the Premises and concealed that information from Defendants, thus making the Lease invalid and unenforceable. In April 2002, Max filed a lawsuit against Defendants for various causes of action, including breach of contract and fraud, relating to Defendants’ breach of the Lease. Critical Path filed a cross-complaint against Max seeking to recover its costs incurred in connection with the Lease. These claims and allegations by the Parties are collectively referred to as the “Dispute.”

C. On March 12, 2001, Critical Path submitted a formal request for a written determination to the Zoning Administrator for the City and County of San Francisco (the “ZA”) regarding the types of uses that were legally permitted on the Premises. The ZA issued a written determination, on December 18, 2001, finding that PeerLogic’s and Critical Path’s activities were not a “business and professional service” but instead were an “administrative service” under the NCD Controls. Max appealed to the Board of Appeals to overturn the ZA’s determination. At its February 20, 2002 hearing on the appeal, the Board of Appeals overturned and reversed the ZA’s determination. Then, on September 8, 2003, the Honorable Ronald A. Quidachay of the San Francisco Superior Court issued a Judgment and Writ of Administrative Mandamus vacating the Board of Appeal’s decision and requiring the Board of Appeals to rehear the case. Max appealed Judge Quidachay’s ruling, temporarily staying execution of the Writ and the hearing. These claims and allegations by the Parties are collectively referred to as the “Zoning Action.”

D. The Parties each respectively deny the allegations of the other party and deny that the other party is entitled to any recovery or relief based on such allegations.

E. Based upon a careful and independent investigation into all of the facts deemed by such party to be material to the agreements set forth herein and material to the Dispute and Zoning Action between the Parties, the Parties each now desire to settle and forever resolve any and all aspects of the Dispute and Zoning Action relating both to the formation and execution of the Lease and the allowable use of the Premises and all obligations and liabilities under the Lease that involve each of them and to release each other from all possible liability, known and unknown, in connection with the Lease pursuant to the full and timely performance of the following Terms and Conditions in the manner prescribed herein.

F. The advice of legal counsel has been obtained by each party hereto prior to entering into this Agreement. Each party hereto executes this Agreement with full knowledge of its Terms and Conditions and their significance and with the express intention of effecting its legal consequences.

TERMS AND CONDITIONS

1. Termination of the Lease And All Lease Obligations. In consideration for the full and timely performance by each party hereto of each of the Terms and Conditions of this Agreement in the manner prescribed herein, including without limitation all releases, dismissals, waivers, covenants, warranties and representations, execution and delivery of all documentation required herein, and in full and final settlement of the Action, the Parties hereby agree that the Lease, and all contemporaneous or subsequent agreements formed or executed under or in connection with the Lease, are hereby terminated and superseded by this Agreement. Moreover, the Parties agree that all rights and obligations under the Lease, and all contemporaneous agreements entered into in connection with the Lease, are hereby extinguished as of the effective date of this Agreement.

2. Retention by Max Of Security Deposit, Advanced Rent and Letter Of Credit. Moreover, the Parties hereby agree that in consideration for the full and timely performance by each party hereto of each of the Terms and Conditions of this Agreement, Max shall be entitled to retain possession of the following funds: (1) the $207,235 security deposit made by PeerLogic in connection with the execution of the Lease; (2) the sum of $69,078 in advanced rent paid by PeerLogic in connection with the Lease; and (3) the sum of $492,487, which represents funds obtained by Max in connection with the Letter of Credit provided by PeerLogic to secure the Lease.

3. Payment to Max. Moreover, the Parties hereby agree that in consideration for the full and timely performance by each party hereto of each of the Terms and Conditions of this Agreement, Critical Path has caused or will cause to be paid to Max the total sum of One Hundred Thousand Dollars and 00/100’s ($100,000.00) in the form of a cashier’s check payable to “Senn Meulemans Trust Account.”

4. Issuance of Warrant to Max. Moreover, the Parties hereby agree that in consideration for the full and timely performance by each party hereto of each of the Terms and Conditions of this Agreement, Critical Path will issue to Max a warrant for 100,000 shares of Critical Path stock at its market value on the date of this Agreement (i.e., February 4, 2004). The basic warrant terms are generally as follows: (i) the warrant is immediately exercisable; (ii) the term of the warrant is three (3) years; and (iii) the exercise price of the warrant is $2.34 per share (the closing price on February 4, 2004). The terms of the Warrant are fully set forth in Exhibit ”B” and are fully incorporated into this Settlement Agreement.

5. Order of Dismissals. After this Agreement has been fully executed, Max shall dismiss, with prejudice, its Complaint against Defendants and Defendants shall dismiss, with prejudice, its Cross-Complaint against Max, an endorsed-filed copy of which dismissal will be attached hereto as Exhibit “A.” Moreover, Max will simultaneously dismiss its appeal, with prejudice, in the Zoning Action.

6. Mutual Release. In consideration for the full and timely performance of all Terms and Conditions of this Agreement in the manner prescribed herein, each party hereto, on behalf of itself/himself and on behalf of each of its/his respective heirs, executors, administrators, trustors, trustees, beneficiaries, predecessors, successors, assigns, members, former shareholders, shareholders, former partners, partners, partnerships, parents, subsidiaries, affiliated and related entities, officers, directors, principals, agents, servants, employees, representatives, and all persons, firms associations and/or corporations connected with them hereby releases and forever discharges each other and their respective heirs, executors, administrators, trustors, trustees, beneficiaries, predecessors, successors, assigns, members, former shareholders, shareholders, former partners, partners, partnerships, parents, subsidiaries, affiliated and related entities, officers, directors, principals, agents, servants, employees, representatives, and all persons, firms, associations and/or corporations connected with them, who are or may ever become liable to them, of and from any and all claims, demands, causes of action, obligations, liens, taxes, damages, losses, costs, attorneys’ fees and expenses of every kind and nature whatsoever, known or unknown, fixed or contingent which any of them may now have or may hereafter have against each other in any way (including all statutory attorneys’ fees that may have been recoverable by Defendants against Max in the Zoning Action) other than any actions that may relate to an alleged breach of the terms of this Settlement Agreement, including the Warrant, attached and incorporated into this Settlement Agreement as Exhibit “B”. This paragraph also shall not be construed to limit any of the rights that Max may have by virtue of the warrant and/or its potential status as a shareholder of Critical Path.

7. Waiver. Each party hereto acknowledges that there is a risk that, subsequent to the execution of this Agreement, they may incur, suffer or sustain injury, loss, damage, costs,

attorneys’ fees, expenses, or any of these, which are in some way caused by or connected with the persons, entities, matters and/or issues referred to in Section 6 above, or which are unknown and unanticipated at the time this Agreement is executed, or which are not presently capable of being ascertained. Each party hereto further acknowledges that there is a risk that such damages as are presently known may hereafter become more serious than any of them now expects or anticipates. Nevertheless, each party hereto acknowledges that this Agreement has been negotiated and agreed upon in light of that realization and each party hereby expressly waives all rights each may have in such unsuspected claims. In so doing, each party hereto has had the benefit and advice of counsel and hereby knowingly and specifically waives its rights under California Civil Code, Section 1542, which provides as follows:

A general release does not extend to the claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.

8. Covenant Not to Sue. Each party hereto hereby covenants and agrees never to commence, aid in any way or in any manner prosecute against any other party hereto any legal action or other proceeding based in whole or in part based upon the Dispute or the Zoning Action, or any claims, demands, causes of action, obligations, damages or liabilities released in this Agreement, as described in Section 6 above, provided, however, that this paragraph shall not be construed as a covenant by either party to not sue the other party in the event of the other party’s alleged breach of the terms of this Agreement, including, but not limited to, the terms of the Warrant attached as Exhibit “B” to this Agreement. This paragraph also shall not be construed to limit any of the rights that Max may have by virtue of the warrant and/or its potential status as a shareholder of Critical Path.

9. Representation and Warranties. Counsel for each party represents and warrants that the person or persons signing this Agreement and all other settlement documentation on behalf of the parties represented by each such counsel is duly and fully authorized to do so.

10. Warranty of Authorized Signatories. Each of the signatories hereto warrants and represents that he or she is competent and authorized to enter into this Agreement on behalf of the party for whom he or she purports to sign, and each agrees to indemnify and hold harmless each other party hereto against all claims, suits, actions and demands, including necessary expenses of investigation and reasonable attorneys’ fees and costs, in which it may be successfully asserted that he or she was not competent or so authorized to execute this Agreement and to receive the consideration therefor.

11. Compromise. This Agreement is the result of a compromise and shall never at any time or for any purpose be considered an admission of liability or responsibility on the part of any party herein released, nor shall the payment of any sum of money in consideration for the execution of this Agreement constitute or be construed as an admission of any liability whatsoever by any party herein released, all of which continue to deny such liability and to disclaim such responsibility.

12. Attorneys’ Fees. The parties hereto acknowledge and agree that each of them shall bear their own costs, expenses and attorneys’ fees arising out of or connected with the Dispute and Zoning Action, including all statutory attorneys’ fees that may have been recoverable by Defendants against Max in the Zoning Action, in addition to all fees arising from the negotiation, drafting the execution of this Agreement, and all matters arising out of or connected therewith, except that in the event any action or proceeding is brought to enforce this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs against the non-prevailing parties, in addition to all other relief to which that party or those parties may be entitled.

13. Construction of Agreement. This Agreement is the product of negotiation and preparation by and among each party hereto and their respective attorneys. Accordingly, the Parties hereto acknowledge and agree that this Agreement shall not be deemed prepared or drafted by one party or another, or the attorneys for one party or another, and shall be construed accordingly.

14. Governing Law. This Agreement shall be interpreted in accordance with and governed in all respects by the laws of the State of California.

15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective heirs, executors, administrators, trustors, trustees, beneficiaries, predecessors, successors, members, assigns, partners, partnerships, parents, subsidiaries, affiliated and related entities, officers, directors, principals, agents, servants, employees, representatives, and all persons, firms, associations and/or corporations connected with each of them, including without limitation their insurers, sureties, attorneys, consultants and experts.

17. Severability. If any provision or any part of any provision of this Agreement shall for any reason be held to be invalid, unenforceable or contrary to public policy or any law, then the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

18. Counterparts. This Agreement may be executed in counterparts and all so executed shall constitute one agreement which shall be binding upon all parties hereto,

notwithstanding that the signatures of the Parties’ designated representatives do not appear on the same page.

19. Facsimile Signatures: The parties agree that facsimile signatures on this Agreement have the same force and legal effect as original signatures.

20. Entire Agreement. This Agreement, including all exhibits attached hereto and herein incorporated by reference, contains the entire understanding among the parties to this Agreement with regard to the matters herein set forth, and is intended to be and is a final integration thereof. There are no representations, warranties, agreements, arrangements, undertakings, oral or written, between or among the parties hereto relating to the Terms and Conditions of this Agreement which are not fully expressed herein.

21. Warranty of Authority. The Parties represent and warrant that each signatory of this Agreement has full authority to legally bind the entity or entities on behalf of which each is signing.

DATED:	MAX LIMITED, LLC

April 19, 2004	By:	/s/ Deborah Chalsty

Deborah Chalsty

April 19, 2004	By:	/s/ Maria McVarish

Maria McVarish

April 20, 2004	By:	/s/ John Chalsty

John Chalsty

DATED: May 4, 2004	PEERLOGIC, INC.

	By:	/s/ Michael Zukerman

Print Name: Michael Zukerman
Title: Officer

DATED: May 4, 2004	CRITICAL PATH, INC.

	By:	/s/ Michael Zukerman

Print Name: Michael Zukerman
Title: Senior Vice President

DATED: May 4, 2004	PRINCE ACQUISITION CORP.

	By:	/s/ Michael Zukerman

Print Name: Michael Zukerman
Title: Officer

APPROVED AS TO FORM:	SENN MEULEMANS, LLP

DATED: , 2004	By:

Catherine S. Meulemans Attorney for MAX LIMITED, LLC

APPROVED AS TO FORM:	STEEFEL, LEVITT & WEISS, P.C.

DATED: May 5, 2004	By:	/s/ Ashley K. Dunning

Ashley K. Dunning
Attorneys for CRITICAL PATH, INC., PRINCE ACQUISITIONS CORP. and PEERLOGIC, INC.

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